Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax afslaw.com

July 31, 2025

Board of Directors

Ramaco Resources, Inc.

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

Ladies and Gentlemen:

We have acted as counsel to Ramaco Resources, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to $57,000,000 aggregate principal amount of 8.250% Senior Notes Due 2030 of the Company (the “Notes”) to be issued under a third supplemental indenture between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), dated as of the date hereof (the “Third Supplemental Indenture”), that supplements the indenture entered into by and between the Company and the Trustee, dated July 13, 2021 (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”), and sold to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated July 23, 2025 (the “Underwriting Agreement”), by and among the Company, on the one hand, and Lucid Capital Markets, LLC as representative for the underwriters named therein (collectively, the “Underwriters”), on the other hand, including up to an additional $8,000,000 aggregate principal amount of the Notes to be issued to the Underwriters upon their exercise of an over-allotment option to purchase additional Notes as set forth in the Underwriting Agreement.

In connection with our opinion, we have examined (i) the Registration Statement on Form S-3, Registration No. 333-274324 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”'), which was declared effective on September 29, 2023, and relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, debt securities; (ii) a prospectus supplement dated July 23, 2025, to the base prospectus dated September 29, 2023 (such prospectus supplement together with such base prospectus, the “Prospectus”) relating to the offer and sale by the Company of (a) $57,000,000 in aggregate principal amount of its Notes and (b) up to an additional $8,000,000 in aggregate principal amount of its Notes for which the Underwriters were granted an over-allotment option; (iii) the Underwriting Agreement; (iv) global certificate deposited with the Trustee that represent the Notes; and (v) such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.

In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Notes, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Smart In Your World®

July 31, 2025 Page 2

The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) or (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP